UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 30, 2011

ECHELON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29748	77-0203595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices, including zip code)

(408) 938-5200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Echelon Corporation (“Echelon”) announced today the appointment of Livio Gallo to Echelon’s Board of Directors, effective as of June 30, 2011. Mr. Gallo will serve as a Class B member of Echelon’s Board of Directors. The size of Echelon’s Board of Directors was expanded from nine to ten members to accommodate the appointment of Mr. Gallo.

Mr. Gallo, who is the Managing Director of Networks and Infrastructure Division of Enel S.p.A. and Chief Executive Officer of Enel Distribuzione, will serve as Enel’s nominee to the Echelon Board. In 2000, Echelon and Enel entered into a stock purchase agreement pursuant to which Enel purchased three million newly-issued shares of Echelon common stock. The stock purchase agreement granted Enel the right to nominate a member of Echelon’s Board so long as it continues to own at least two million shares of Echelon common stock. Enel presently owns all three million shares of Echelon common stock purchased in 2000.

Echelon and Enel are also parties to a development and supply agreement and a software enhancement agreement. Under the development and supply agreement, which expires in December 2012, Enel and its contract manufacturers purchase electronic components and finished goods from Echelon for Enel’s Contatore Elettronico, its remote metering management project in Italy. Under the software enhancement agreement, which expires in December 2011, Echelon provides software enhancements to Enel for use in its Contatore Elettronico system. From time to time in the past, Enel has been a significant customer of Echelon.

In accordance with Enel policy, Mr. Gallo will not accept any cash, stock or other remuneration from Echelon that he would otherwise be entitled to receive for serving as a Director.

There are no family relationships between Mr. Gallo and any director or executive officer of Echelon.

A copy of the press release issued by Echelon is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated June 30, 2011 of Echelon Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECHELON CORPORATION

By:	/S/ OLIVER R. STANFIELD
Oliver R. Stanfield Executive Vice President and Chief Financial Officer

Date: June 30, 2011

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 30, 2011, of Echelon Corporation.